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                                                                    EXHIBIT 99.3

                 [Letterhead of Peter J. Solomon Company, L.P.]


Board of Directors
Electronics Boutique Holdings Corp.
931 South Matlack Street
West Chester, Pennsylvania  19382

Ladies and Gentlemen:

         We hereby consent to the inclusion of (i) our opinion letter, dated April 17, 2005, to the board of directors of Electronics Boutique Holdings Corp. as Annex I to the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 of GSC Holdings Corp. (the "Registration Statement") relating to the proposed merger transaction involving Electronics Boutique Holdings Corp. and GameStop Corp. and certain of its subsidiaries and (ii) reference thereto in such Joint Proxy Statement-Prospectus under the captions "Summary -- Opinions of Financial Advisors", "The Mergers -- Background of the Mergers," "The Mergers -- EB's Reasons for the EB Merger; Recommendation of the EB Merger by the EB Board of Directors" and "The Mergers -- Opinions of EB's Financial Advisors - Peter J. Solomon Company, L.P." By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,

                                            /s/ Peter J. Solomon Company, L.P.

                                            PETER J. SOLOMON COMPANY, L.P.


New York, New York
May 18, 2005